Exhibit 34.2

Deloitte & Touche LLP

30 Rockefeller Plaza
New York, NY 10112-0015 USA

Tel: 212 492 4000
www.deloitte.com

INDEPENDENT ACCOUNTANT’S REPORT

PHH Mortgage Corporation
Mt. Laurel, NJ 08054

We have examined management of PHH Mortgage Corporation’s assertion, included in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, that PHH Mortgage Corporation (“the Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset backed transactions for which PHH Mortgage Corporation acted as a servicer involving residential mortgage loans other than transactions closing prior to the effective date of Regulation AB (the "Platform"), excluding criteria 1122(d)(1)(iii), (d)(1)(v), (d)(3)(i)(c), and (d)(4)(xv) (the “servicing criteria”), as of and for the year ended December 31, 2021, which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Appendix B to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria and its assertion. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that the evidence we obtained in our examination is sufficient and appropriate to provide a reasonable basis for our opinion.

As described in management's assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(iv), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), the Company has engaged a vendor to perform certain activities required by this servicing criteria. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to apply C&DI 200.06.

Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2021 for the Platform is fairly stated, in all material respects.

March 2, 2022

THIS REPORT MAY NOT BE INCLUDED, REFERENCED TO, OR INCORPORATED BY REFERENCE IN ANY PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.